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                                                                  Exhibit 3.1.5


                             ARTICLES OF AMENDMENT

             TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        ACCESS HEALTHMAX HOLDINGS, INC.,

                             a Florida corporation

         THE UNDERSIGNED, being the President of Access HealthMax Holdings, Inc., a Florida corporation (the "Company") submits for filing the following articles of amendment to the amended and restated articles of incorporation of the Company, pursuant to Section 607.1007 of the Florida Business Corporation Act.

         1.       The name of the Company is Access HealthMax Holdings, Inc.

         2. The following amendment to Article I of the Amended and Restated Articles of Incorporation of the Company was adopted by the Board of Directors of the Company on March 3, 1999, and was approved by the holders of a majority of the capital stock of the Company by written consent in lieu of a meeting, on March 3, 1999:

                          ARTICLE I. NAME AND ADDRESS

                  The name of the Corporation is Access Health Alternatives, Inc. (the "Corporation"). The principal office and mailing address of the Corporation is 2016 S. Orange Avenue, Orlando, Florida 32806.

         3.       The effective date of this amendment is March 15, 1999.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 4th day of March, 1999.




                                      ACCESS HEALTHMAX HOLDINGS, INC.


                                      /s/ Daniel J. Pavlik
                                      -----------------------------------------
                                      Daniel J. Pavlik, President